FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2003

Entrust Financial Services, Inc.
(Exact Name of Small Business Issuer as specified in its charter)

                                  Colorado                                              0-23965                                                 84-1374481
                               (State or other jurisdiction                      (Commission File No.)                              (IRS Employer File Number)
                                         of incorporation)

6795 E. Tennessee Ave., 5th Floor, Denver, CO        80224
(Address of principal executive offices)                      (Zip Code)

(303) 322-6999
(Registrant's telephone number, including area code)

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

References in this document to “us,” “we,” or “the Company” refer to Entrust Financial Services, Inc, its predecessors and its subsidiaries.

Item 1. Changes in Control of Registrant.

Not Applicable

Item 2. Acquisition or Disposition of Assets.

Not Applicable

Item 3. Bankruptcy or Receivership.

Not Applicable

Item 4. Changes in Registrant’s Certifying Accountant.

Not Applicable

Item 5. Other Events.

On December 31, 2002, we borrowed Two Million Dollars from BBSB, LLC, a private Colorado limited liability company, with whom we had no prior affiliation. On that date, we executed a Convertible Promissory Note for a term of twenty-seven months, payable interest-only until maturity. The interest is payable at 12% per annum, payable monthly, in arrears, and there is a 33% bonus interest payable only upon maturity or prepayment of the Note. However, upon maturity or prepayment of the Note, BBSB, LLC will have the option of either receiving the additional bonus interest or foregoing the additional bonus interest and converting the Two Million Dollars of principal into our common shares at a conversion price of $3.00 per share, subject to price adjustments in certain defined circumstances. In the event the note is converted into shares, these new shares may be registered under a Registration Rights Agreement. The Note is secured by the stock and assets of Entrust Mortgage, Inc., our wholly owned subsidiary. Under the terms of the Note, we were required to make BBSB, LLC our senior lender and to create an escrowed sinking fund upon any default. In addition, Mr. David A. Hite, one of our officers and directors, has pledged all of his rights, title and interests in his personal securities in our company as collateral. We plan to use the proceeds of this loan as an asset to increase our mortgage banking lending capacity.

Item 6. Resignation of Registrant’s Directors.

Not Applicable

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

10.6 Convertible Promissory Note
10.7 Pledge Agreement
10.8 Guaranty Agreement
10.9 Registration Rights Agreement
10.10 Escrow Agreement
10.11 Security Agreement

Item 8. Change in Fiscal Year.

Not Applicable

Item 9. Regulation FD Disclosure.

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                             Entrust Financial Services, Inc.

Dated:           January 14, 2003                                                           By: /s/ Scott J. Sax
                                                                                                                  Scott J. Sax, President